Exhibit 99.1

FOR IMMEDIATE RELEASE

CEDAR REALTY TRUST ELECTS STEVEN G. ROGERS TO THE COMPANY’S BOARD OF DIRECTORS

Port Washington, New York – March 21, 2016 – Cedar Realty Trust, Inc. (NYSE: CDR) announced today that the Company’s Board of Directors has increased the size of the board from six members to seven members and elected Steven G. Rogers as an independent director. The Company’s Board of Directors has also appointed Mr. Rogers as a member of the Audit Committee. His term will run until the 2016 annual meeting of stockholders of the Company.

Mr. Rogers is the Managing Member of Rogers & Associates, LLC, a firm he founded in 2011, which focuses on providing specialized solutions and board level advisory work for principals and institutional owners in the real estate industry. His numerous current community and business activities include serving as chairman of the board of RREEF America REIT III, independent director of RREEF America REIT II , chairman of the board of Net Lease Alliance, a founding director of First Commercial Bank and Executive-in-Residence for Millsaps College Else School of Management.

Prior to founding Rogers & Associates, LLC, Mr. Rogers led Parkway Properties, Inc. (NYSE: PKY), most recently as its president and chief executive officer, and also served on the board of directors. He provided leadership, policy setting, capital allocation and discretionary fund raising for the REIT. During his 25-year tenure, Parkway received numerous awards and honors, including being named A Great Place to Work five times by the Society of Human Resource Management, and earning the NAREIT Leader in Light Award, and the Urban Land Institute Award for Excellence. Mr. Rogers also served on the board of governors of NAREIT for six years, including two terms as audit chair. He graduated from the University of Mississippi magna cum laude, served in the U.S. Army as an infantry officer ultimately earning the rank of Captain, and completed his MBA from Harvard Business School.

“We are honored and pleased to welcome Steve Rogers to our Board of Directors,” commented Bruce Schanzer, President and Chief Executive Officer. “We believe Cedar will greatly benefit from his industry knowledge, leadership and counsel. His appointment will help strengthen our Board’s breadth of experience and expertise.”

About Cedar Realty Trust

Cedar Realty Trust, Inc. is a fully-integrated real estate investment trust which focuses on the ownership and operation of primarily grocery-anchored shopping centers straddling the Washington D.C. to Boston corridor. The Company’s portfolio (excluding properties treated as “held for sale”) comprises 61 properties, with approximately 9.5 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarrealtytrust.com.

Forward-Looking Statements

Statements made in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, the Company’s expectations regarding the appointment of Mr. Rogers as a member of the Company’s Board of Directors and Audit Committee. These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors, many of which are out of the Company’s and its management’s control and difficult to forecast, that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties are described from time to time in the Company’s SEC filings. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Contact Information:

Cedar Realty Trust

Philip R. Mays

Chief Financial Officer & Interim Chief Operating Officer

(516) 944-4572

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